Lands’ End Announces Second Quarter of Fiscal 2014 Results

•	Second Quarter Operating income increased 37.6% to $25.3 million

Dodgeville, WI - September 10, 2014 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended August 1, 2014.

Second Quarter Highlights:

•
Merchandise sales and services, net increased 5.4% to $347.2 million from the second quarter last year. This was comprised of an increase in the Direct segment of 7.1% to $292.6 million and a decrease in the Retail segment of 2.9% to $54.6 million. Same store sales increased 2.8%.

•	Gross margin increased 310 basis points to 48.5% from the second quarter last year.

•
Selling and administrative expenses increased 9.8% to $138.3 million from the second quarter last year and included approximately $3.8 million of incentive compensation expense and $2.9 million of stand-alone public company related costs compared with a $2.4 million reversal of incentive compensation expense and no stand-alone public company related costs in the second quarter last year.

•	Operating income increased 37.6% to $25.3 million from the second quarter last year.

•	Net income increased 4.9% to $11.8 million from the second quarter last year and included interest expense of $6.2 million compared with no interest expense in the second quarter last year.

•	Diluted earnings per share were $0.37 in the second quarter compared with $0.35 last year

•	Adjusted EBITDA[1] increased 26.6% to $30.1 million from the second quarter last year.

Edgar Huber, Lands’ End’s President and Chief Executive Officer, stated, “We are pleased with our second quarter results and our progress towards growing the business and building Lands’ End into a global lifestyle brand.  While the overall retail environment remained challenging, we continued to see positive customer response to our merchandising and marketing initiatives and remain focused on improving the contemporary relevance of the Lands’ End brand.   Improved merchandise assortment, modern creative presentation, better inventory management and continued expense controls all contributed to another quarter of strong sales and margin increases. In the second quarter, merchandise sales and services revenue increased 5.4% to $347.2 million while gross margin improved 310 basis points to 48.5% and operating income increased 37.6% to $25.3 million. Lands’ End has now achieved double digit year-over-year Adjusted EBITDA growth for more than four consecutive quarters. We believe we are well positioned to continue executing against our strategic initiatives to drive long-term sales and earnings growth.”

Second Quarter Results
Merchandise sales and services, net increased 5.4% to $347.2 million in the second quarter of 2014 from $329.6 million in the second quarter of 2013. Merchandise sales and services, net in the Direct segment increased 7.1% to $292.6 million driven by growth in all direct businesses due to improved sell through of current season merchandise. Merchandise sales and services, net in the Retail segment decreased 2.9% to $54.6 million driven by a decrease in the number of Lands’ End Shops at Sears and a decrease in Shop Your Way redemption credits resulting from the commercial agreements entered into with Sears Holdings Corporation and its subsidiaries as part of the Company’s separation, partially offset by an increase in same store sales. Same store sales in the Retail segment increased 2.8%, driven by higher sales in the Company’s Lands’ End Shops at Sears. On August 1, 2014, the Company operated 247 Lands’ End Shops at Sears and 14 Lands’ End Inlet stores.

Gross profit increased 12.5% to $168.4 million and gross margin increased 310 basis points to 48.5% in the second quarter of 2014 compared with $149.7 million and 45.4%, respectively, in the second quarter of

2013. The increase in gross margin was driven by increases in gross margin in the Direct segment, which improved 320 basis points to 49.2%, and in the Retail segment of 200 basis points to 44.7%. The Gross margin increases in both the Direct and Retail segments were attributable to improved merchandise assortment architecture and a more targeted promotional strategy.

Selling and administrative expenses increased 9.8% to $138.3 million in the second quarter of 2014 from $125.9 million in the second quarter of 2013. The second quarter of 2014 included approximately $3.8 million of incentive compensation expenses and $2.9 million of stand-alone public company related expenses. In the second quarter of 2013, the company had a $2.4 million reversal of incentive compensation expenses due to changes in the estimated annual incentive compensation and no stand-alone public company related expenses. The net increase in stand-alone public company and incentive compensation related expenses in the second quarter of 2014 from the second quarter of 2013 was approximately $9.1 million.

Depreciation and amortization expense decreased 9.7% to $4.8 million in the second quarter of 2014 from $5.3 million in the second quarter of 2013 primarily attributable to an increase in fully depreciated assets.

As a result of the above factors, Operating income in the second quarter of 2014 increased 37.6% to $25.3 million from $18.4 million in the second quarter of 2013.

Interest expense was $6.2 million in the second quarter of 2014 and was attributable to higher debt levels and costs related to the issuance of the term loan used to pay a $500 million dividend to a subsidiary of Sears Holdings Corporation immediately prior to the separation.

Income tax expense was $7.5 million for the second quarter of 2014 compared with $7.1 million in the second quarter of 2013. The effective tax rate was 38.6% in the second quarter of 2014 compared with 38.7% in the second quarter of 2013.

Net income increased 4.9% to $11.8 million, or $0.37 per diluted share, in the second quarter of 2014 compared with $11.3 million, or $0.35 per diluted share, in the second quarter of 2013.

Adjusted EBITDA1 increased 26.6% to $30.1 million in the second quarter of 2014 from $23.8 million in the second quarter of 2013.

Balance Sheet and Cash Flow Highlights

Cash was $132.8 million on August 1, 2014 compared to $28.3 million on August 2, 2013. Net cash provided by operations for the 26 weeks ended August 1, 2014 was $79.2 million more than the same period last year due to:

•	Improved inventory management

•	The net effect of changes in settlement methods with our former parent company and certain suppliers resulting from the separation

•	Increased Operating income

•	Offset by interest payments on debt

Inventory decreased 11.8% to $366.2 million on August 1, 2014 from $415.2 million on August 2, 2013.

The net effect of changes in settlement methods with our former parent company and certain suppliers included approximately $35 million in Accounts payable less $5 million in Accounts receivable as of August 1, 2014. These items would have been included in equity as part of Net parent company investment prior to our separation April 4, 2014 from Sears Holdings Corporation.

The Company had $163.7 million of availability under its asset-based senior secured credit facility and had long-term debt of $508.6 million as of August 1, 2014.

About Lands’ End, Inc.

Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference for our branded merchandise; customers’ use of our digital platform; the success of our overall marketing strategies; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business model; if Sears, Roebuck and Co. sells or disposes of its retail stores or if its retail business does not attract customers or does not adequately promote the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage consumer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following the separation from Sears Holdings and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the separation; our difficulty in operating as a separate entity following the separation; our failure to achieve some or all of the expected benefits of the separation, and adverse effects of the separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; increases in our expenses and administrative burden in relation to becoming a public company, in particular to bring us into compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

ICR
John Rouleau / Rachel Schacter
203-682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Lands’ End, Inc.
Michele Casper
Director of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Mike Rosera
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(in thousands, except share data)	August 1, 2014	August 2, 2013	January 31, 2014
ASSETS
Current assets
Cash	$132,837	$28,299	$22,411
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	24,818	18,046	33,617
Inventories, net	366,192	415,208	369,928
Prepaid expenses and other current assets	28,060	27,382	21,993
Total current assets	555,207	492,235	451,249
Property and equipment	98,574	101,276	101,096
Goodwill	110,000	110,000	110,000
Intangible assets, net	530,027	532,656	531,342
Other assets	23,286	670	588
TOTAL ASSETS	$1,317,094	$1,236,837	$1,194,275
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$163,249	$139,614	$115,387
Deferred tax liabilities	3,681	6,493	4,019
Other current liabilities	97,845	75,558	83,955
Total current liabilities	264,775	221,665	203,361
Long-term debt	508,563	—	—
Long-term deferred tax liabilities	170,461	195,303	195,534
Other liabilities	15,839	3,197	3,066
TOTAL LIABILITIES	959,638	420,165	401,961
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,956,521	320	—	—
Additional paid-in capital	340,958	—	—
Retained earnings	17,791	—	—
Net parent company investment	—	821,002	794,309
Accumulated other comprehensive loss	(1,613)	(4,330)	(1,995)
Total stockholders’ equity	357,456	816,672	792,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,317,094	$1,236,837	$1,194,275

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Comprehensive Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands except per share data)	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
REVENUES
Merchandise sales and services, net	$347,222	$329,561	$677,705	$648,596
COSTS AND EXPENSES
Cost of sales (excluding depreciation and amortization)	178,816	179,887	347,277	344,334
Selling and administrative	138,283	125,889	276,489	262,865
Depreciation and amortization	4,825	5,346	9,827	10,998
Other operating expense, net	—	52	20	52
Total costs and expenses	321,924	311,174	633,613	618,249
Operating income	25,298	18,387	44,092	30,347
Interest expense	6,205	—	8,130	—
Other income, net	203	22	340	23
Income before income taxes	19,296	18,409	36,302	30,370
Income tax expense	7,451	7,120	13,589	11,745
NET INCOME	$11,845	$11,289	$22,713	$18,625
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(497)	(364)	382	(1,169)
COMPREHENSIVE INCOME	$11,348	$10,925	$23,095	$17,456
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.37	$0.35	$0.71	$0.58
Diluted:	$0.37	$0.35	$0.71	$0.58

Basic weighted average common shares outstanding	31,957	31,957	31,957	31,957
Diluted weighted average common shares outstanding	31,962	31,957	31,959	31,957

Use and Definition of Non-GAAP Financial Measures
1Adjusted EBITDA-In addition to our Net income determined in accordance with accounting principles generally accepted in the United States (“GAAP”), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of certain on-going financing and investing activities from earnings by eliminating the effects of interest and depreciation costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations. For the 13 and 26 weeks ended August 1, 2014 and August 2, 2013, we excluded the loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

LANDS' END, INC.
Adjusted EBITDA Reconciliation
(Unaudited)

	13 Weeks Ended
	August 1, 2014		August 2, 2013
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$11,845	3.4%	$11,289	3.4%
Income tax expense	7,451	2.1%	7,120	2.2%
Other income, net	(203)	(0.1)%	(22)	—%
Interest expense	6,205	1.8%	—	—%
Operating income	25,298	7.3%	18,387	5.6%
Depreciation and amortization	4,825	1.4%	5,346	1.6%
Loss on disposal of property and equipment	—	—%	52	—%
Adjusted EBITDA	$30,123	8.7%	$23,785	7.2%

	26 Weeks Ended
	August 1, 2014		August 2, 2013
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$22,713	3.4%	$18,625	2.9%
Income tax expense	13,589	2.0%	11,745	1.8%
Other income, net	(340)	(0.1)%	(23)	—%
Interest expense	8,130	1.2%	—	—%
Operating income	44,092	6.5%	30,347	4.7%
Depreciation and amortization	9,827	1.5%	10,998	1.7%
Loss on disposal of property and equipment	20	—%	52	—%
Adjusted EBITDA	$53,939	8.0%	$41,397	6.4%

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
(in thousands)	August 1, 2014	August 2, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,713	$18,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,827	10,998
Amortization of debt issuance costs	621	—
Loss on disposal of property and equipment	20	52
Stock-based compensation	782	—
Deferred income taxes	4,250	3,063
Change in operating assets and liabilities:
Inventories	4,801	(38,486)
Accounts payable	50,319	28,765
Other operating assets	9,012	7,443
Other operating liabilities	2,842	(4,499)
Net cash provided by operating activities	105,187	25,961
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	9
Purchases of property and equipment	(5,716)	(1,762)
Net cash used in investing activities	(5,716)	(1,753)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from / (distributions to) parent company, net	8,784	(24,021)
Proceeds from issuance of long-term debt	515,000	—
Payments on term loan facility	(1,287)	—
Debt issuance costs	(11,396)	—
Dividend paid to a subsidiary of Sears Holdings Corporation	(500,000)	—
Net cash provided by (used in) financing activities	11,101	(24,021)
Effects of exchange rate changes on cash	(146)	(145)
NET INCREASE IN CASH	110,426	42
CASH, BEGINNING OF PERIOD	22,411	28,257
CASH, END OF PERIOD	$132,837	$28,299
SUPPLEMENTAL INFORMATION:
Supplemental Cash Flow Data:
Unpaid liability to acquire property and equipment	$1,646	$1,527
Income taxes paid	$7,853	$3,294
Interest paid	$7,959	$—

Financial information by segment is presented in the following tables for the 13 and 26 weeks ended August 1, 2014 and August 2, 2013, respectively.
LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
13 Weeks Ended August 1, 2014
Merchandise sales and services, net	$292,562	$54,625	$35	$347,222
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	148,600	30,216	—	178,816
Selling and administrative	105,442	23,449	9,392	138,283
Depreciation and amortization	3,845	651	329	4,825
Total costs and expenses	257,887	54,316	9,721	321,924
Operating income (loss)	34,675	309	(9,686)	25,298
Interest expense	—	—	6,205	6,205
Other income, net	—	—	203	203
Income (loss) before income taxes	34,675	309	(15,688)	19,296
Interest expense	—	—	6,205	6,205
Other income, net	—	—	203	203
Depreciation and amortization	3,845	651	329	4,825
Adjusted EBITDA	$38,520	$960	$(9,357)	$30,123

Total assets	$1,060,419	$82,433	$174,242	$1,317,094

Capital expenditures	$3,964	$142	$62	$4,168

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
13 Weeks Ended August 2, 2013
Merchandise sales and services, net	$273,273	$56,257	$31	$329,561
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	147,667	32,220	—	179,887
Selling and administrative	97,637	24,872	3,380	125,889
Depreciation and amortization	4,127	886	333	5,346
Other operating expense, net	—	—	52	52
Total costs and expenses	249,431	57,978	3,765	311,174
Operating income (loss)	23,842	(1,721)	(3,734)	18,387
Other income, net	—	—	22	22
Income (loss) before income taxes	23,842	(1,721)	(3,712)	18,409
Other income, net	—	—	22	22
Depreciation and amortization	4,127	886	333	5,346
Loss on property and equipment	—	—	52	52
Adjusted EBITDA	$27,969	$(835)	$(3,349)	$23,785

Total assets	$1,093,478	$93,351	$50,008	$1,236,837

Capital expenditures	$924	$—	$20	$944

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
26 Weeks Ended August 1, 2014
Merchandise sales and services, net	$568,603	$109,055	$47	$677,705
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	287,712	59,565	—	347,277
Selling and administrative	213,108	46,204	17,177	276,489
Depreciation and amortization	7,860	1,295	672	9,827
Other operating expense, net	—	—	20	20
Total costs and expenses	508,680	107,064	17,869	633,613
Operating income (loss)	59,923	1,991	(17,822)	44,092
Interest expense	—	—	8,130	8,130
Other income, net	—	—	340	340
Income (loss) before income taxes	59,923	1,991	(25,612)	36,302
Interest expense	—	—	8,130	8,130
Other income, net	—	—	340	340
Depreciation and amortization	7,860	1,295	672	9,827
Loss on disposal of property and equipment	—	—	20	20
Adjusted EBITDA	$67,783	$3,286	$(17,130)	$53,939

Total assets	$1,060,419	$82,433	$174,242	$1,317,094

Capital expenditures	$5,431	$142	$143	$5,716

LANDS' END, INC.
Segment Financial Information
(Unaudited)

(in thousands)	Direct	Retail	Corporate/ Other	Total
26 Weeks Ended August 2, 2013
Merchandise sales and services, net	$536,595	$111,957	$44	$648,596
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	284,568	59,766	—	344,334
Selling and administrative	202,771	49,840	10,254	262,865
Depreciation and amortization	8,555	1,773	670	10,998
Other operating expense, net	—	—	52	52
Total costs and expenses	495,894	111,379	10,976	618,249
Operating income (loss)	40,701	578	(10,932)	30,347
Other income, net	—	—	23	23
Income (loss) before income taxes	40,701	578	(10,909)	30,370
Other income, net	—	—	23	23
Depreciation and amortization	8,555	1,773	670	10,998
Loss on sale of property and equipment	—	—	52	52
Adjusted EBITDA	$49,256	$2,351	$(10,210)	$41,397

Total assets	$1,093,478	$93,351	$50,008	$1,236,837

Capital expenditures	$1,737	$1	$24	$1,762